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                                                                Exhibit 23.1


The Board of Directors
Polaroid Corporation


We consent to the use in Pre-Effective Amendment No. 1 of the Registration Statement on Form S-3 (No. 333-96051) of Polaroid Corporation, of our audit reports dated January 20, 1999, except for Note 8 to which the date is February 17, 1999, on the consolidated financial statements and schedules of Polaroid Corporation and subsidiary companies as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus which forms a part of such registration statement.

As discussed in Note 1 to the consolidated financial statements, in 1997, Polaroid Corporation changed its method of accounting for depreciation.


                                                     /s/ KPMG LLP

Boston, Massachusetts
February 14, 2000